Exhibit 6.14

doc.com

ANNEX NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Annex No. 1 (the "Annex") forms an integral part of the Executive Employment Agreement effective as of July 1, 2025 (the "Agreement"), entered into by and between Doc.com Inc., a Delaware corporation (the "Company"), and Daniel Fraser (the "Executive").

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1. Elimination of Stipulated Share Value

Exhibit A – Section 3(c) (Options) of the Agreement is hereby amended as follows:

The following text is deleted in its entirety and shall have no further force or effect:

"THE PARTIES EXPRESSLY AGREE, ACKNOWLEDGE AND UNDERSTAND THAT THE STIPULATED VALUE OF ALL SHARES HEREIN DESCRIBED SHALL BE ONE AMERICAN DIME ($0.10)."

No fixed, deemed, or stipulated per-share value is established by the Agreement or this Annex, and any valuation of equity awards shall be determined solely in accordance with the applicable equity plan and Board approval.

2. Equity Plan Governance

For the avoidance of doubt, all equity-based compensation, including without limitation stock options and Restricted Stock Units ("RSUs"), shall be governed exclusively by:

- the Company's Equity Incentive Plan, as adopted and amended from time to time;
- the applicable equity award agreements approved by the Company's Board of Directors or its duly authorized committee; and
- all applicable securities laws and regulations, including those promulgated by the U.S. Securities and Exchange Commission.

Nothing in the Agreement or this Annex shall be construed as creating a right to the issuance or settlement of equity absent such approvals.

3. Signing Bonus Converted to RSUs

Exhibit A – Section 3(b)(i) (Bonus) of the Agreement is hereby amended as follows:

The following text is deleted in its entirety:

"Company shall award to Executive a bonus of 15,000 Class A shares in the Company without restrictions, with such award being due upon the Effective Date."

and replaced with the following:

"Company shall grant to Executive a signing bonus economically equivalent to fifteen thousand (15,000) Class A common shares, to be granted in the form of Restricted Stock Units ('RSUs').

Such RSUs shall represent the right to receive an equivalent number of Class A common shares of the Company, subject to the terms and conditions of the applicable equity plan and individual award agreement.

The RSUs shall be granted exclusively upon the occurrence of a liquidity event, including, without limitation, the listing of the Company's Class A common stock on a major national securities exchange.

Any portion of such RSUs attributable to services rendered by the Executive prior to the occurrence of such liquidity event shall be deemed earned solely for service-recognition purposes but shall not be issued, settled, or transferable until such liquidity event occurs.

All RSUs granted hereunder shall be subject to approval by the Company's Board of Directors (or its duly authorized committee) and shall comply with all applicable securities laws and regulations."

4. No Other Modifications

Except as expressly modified by this Annex, all other terms and conditions of the Agreement, including Exhibit A, remain unchanged and in full force and effect, and the Agreement is hereby ratified and confirmed in all respects.

5. Counterparts

This Annex may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SIGNATURES

DOC.COM INC.
By: ____________________________
Name: Charles Nader
Title: Chief Executive Officer
Date: January 21, 2026.

EXECUTIVE
By: Daniel Fraser
Name: Daniel Fraser
Date: January 21, 2026.